Exhibit 16.2

For Immediate Release

Press Contacts:         Charles T. Jensen               David A. Kaminer
                        NeoMedia Technologies, Inc.     The Kaminer Group
                        +(239) 337-3434                 +(914) 684-1934
                        cjensen@neom.com                dkaminer@kamgrp.com

NeoMedia Contracts with Master Distributor for Micro Paint Repair in Scandinavia

FT. MYERS, Fla., USA and OSLO, Norway, Oct. 6, 2005 - NeoMedia Technologies, Inc. (OTC BB: NEOM), announced today that it has signed a distribution agreement with WI-THO AS of Oslo to bring its NeoMedia Micro Paint business to Scandinavia.

      The distribution agreement, signed with the WI-THO AS of Oslo, Norway, calls for WI-THO to become the exclusive master distributor of NeoMedia's micro paint repair products, systems and licenses to automotive service facilities throughout Denmark, Sweden and Norway.

      The agreement calls for WI-THO AS to pay $500,000 for NeoMedia micro paint repair products and its exclusive distributor license. WI-THO AS can achieve exclusivity in its markets by meeting agreed-to minimum sales requirements.

      Continuing to evolve after more than a decade of research, development, manufacture and use, NeoMedia's system can repair chips, scratches, spots, blemishes and oxidized paint. It also handles problems with exotic pearlized paints, metallics and tri-coats. NeoMedia's system and process employ proprietary technology and safe materials, and is free from harmful isocyanates.

'Excited About European Expansion'

      "NeoMedia is excited about the expansion into Europe for our Micro Paint Repair business unit," said Mr. Jensen. "This follows the inroads in Europe NeoMedia has made with our PaperClick(R) mobile marketing technology, which links companies and agencies with consumers via cell phones and PDA's.

"Europeans have always been leaders in automotive engineering, including how their cars look on the road. With NeoMedia Micro Paint Repair available, soon, they'll be looking even better."

Filling a Need in Scandinavia

      Knut Thorenfeldt, a director of WI-THO, said that he and other members of his company's management team "are anxious to get started.

      "We came to Fort Myers to visit the training and repair center established by NeoMedia and were very impressed," he said. "We liked the quality of the repairs being made, and were delighted in seeing how little time they took . . . literally under an hour rather than days.

      "In Europe, and most especially in Scandinavia, a lethal combination of long winters, narrow and winding roads, and increased traffic has taken its toll on the appearance of automobiles.," Mr. Thorenfeldt said. "Now we will be offering the best and fastest permanent repairs using products from NeoMedia.

About NeoMedia Micro Paint Repair, Inc.

NeoMedia Micro Paint Repair, Inc. (www.micropaint.net) is a business unit of NeoMedia Technologies, Inc., specializing in products and proprietary products, services and technologies for the worldwide micro paint repair industry.

About WI-THO AS

Based in Oslo, Norway, WI-THO AS is a new company formed to specialize in products and services involving micro paint repairs for automobiles in Denmark, Sweden and Norway.

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About NeoMedia Technologies, Inc.

NeoMedia Technologies, Inc. (www.neom.com) is a developer and international marketer of software and patented technologies, including PaperClick(R) for Camera Phones(TM), PaperClick Keywords(TM) and the PaperClick Mobile Go-Window(TM) which link products, print and physical objects directly to targeted online data. NeoMedia also offers expertise in homeland security and e-authentication applications, and its Systems Integration Group specializes in providing expert-based IT consulting, hardware, and software solutions.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

PaperClick is a registered trademark, and PaperClick Keywords, PaperClick for Camera Phones and PaperClick Mobile Go-Window are trademarks of NeoMedia Technologies, Inc. Other trademarks are properties of their respective owners.

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